VECTOR AEROMOTIVE CORPORATION

   FINANCIAL STATEMENTS

   As of December 31, 1997 and 1996
   And For The Years Ended December 31, 1997, 1996 and 1995













   Index

   Report of
   Independent Certified Public Accountants             F-2

   Financial Statements
     Balance Sheets                                     F-3
     Statements of Operations                           F-4
     Statements of Shareholders' Equity (Deficit)       F-5
     Statements of Cash Flows                           F-6

   Notes to Financial Statements                 F-7 - F-25

   Report of Independent Certified Public
     Accountants on Financial Statement Schedule       S-1

   Financial Statement Schedule
     Schedule II Valuation and Qualifying Accounts     S-2


   All other schedules have been omitted because they are either not required, not applicable or the information has otherwise been supplied.

                           F-1


   Report of Independent Certified Public Accountants

   Board of Directors
   Vector Aeromotive Corporation
   Green Cove Springs, Florida

   We have audited the accompanying balance sheets of Vector Aeromotive Corporation as of December 31, 1997 and 1996 and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vector Aeromotive Corporation at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has experienced significant operating losses, has a working capital deficit and has a shareholders' deficit as of December 31, 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

   BDO SEIDMAN, LLP
   Orlando, Florida
   February 28, 1998

                           F-2


   VECTOR AEROMOTIVE CORPORATION

   BALANCE SHEETS


                               December 31,      December 31,
                                       1997              1996
   ----------------------------------------------------------
   Assets (Note 4)

   Current assets:

   Cash and cash equivalents    $         -      $     33,864
     Accounts receivable -
     trade                                -           155,000
     Inventories (Note 5)           439,637           556,612
     Prepaid expenses and other           -            15,628
   ----------------------------------------------------------
       Total current assets         439,637           761,104

   Property and equipment,
     net (Note 6)                   107,914           123,999

   Other                              1,850             1,850
   ----------------------------------------------------------
                                $   549,401       $   886,953
   ==========================================================

   Liabilities and Shareholders' Deficit

   Current liabilities:
     Note payable (Note 8)     $   250,000       $   250,000
     Accounts payable:
     Trade                         677,905           710,212
     Related parties                     -         1,416,107
     Accrued expenses (Note 7)     521,709           501,505
     Loans payable to related
       parties (Note 4)            310,974                 -
     Customer deposits              25,000            25,000
   ----------------------------------------------------------
   Total current liabilities     1,785,588         2,902,824
   ----------------------------------------------------------
   Debt to related party (Note 10) 992,700                 -
   ----------------------------------------------------------
   Commitments and contingencies
     (Notes 3, 12, 15, 16 and 17)        -                 -
   ----------------------------------------------------------
   Shareholders' deficit:
     Preferred stock, par value
     $.10 per share;
       5,000,000 shares authorized;
       none issued (Note 9)             -                  -
     Common stock, par value
     $.01 per share;
       600,000,000 shares authorized;
       issued and outstanding 53,639,599
       (Note 12)                  536,396            536,396
     Capital in excess of
     par value                36,786,109          36,786,109
     Accumulated deficit      39,551,392)        (39,338,376)
   ----------------------------------------------------------
   Total shareholders' deficit (2,228,887)        (2,015,871)
   ----------------------------------------------------------
                                 $549,401            $886,953
   ==========================================================

   See accompanying notes to financial statements.

                           F-3



   VECTOR AEROMOTIVE CORPORATION

   STATEMENTS OF OPERATIONS


   Year ended December 31,  1997           1996         1995
   -----------------------------------------------------------
   Sales, net      $     331,900   $    838,678   $        -
   -----------------------------------------------------------
   Operating costs and expenses:
     Manufacturing, research
       and development   228,181      4,512,869    4,535,463
     General and
     administrative      779,325      1,800,958    2,978,871
   -----------------------------------------------------------
   Total operating costs
     and expenses      1,007,506      6,313,827    7,514,334
   -----------------------------------------------------------
   Operating loss       (675,606)    (5,475,149)  (7,514,334)
   -----------------------------------------------------------
   Other income (expense):
     Sale of technology
     rights              500,000              -            -
     Interest expense    (37,410)       (16,324)           -
     Other                     -       (103,460)    (138,231)
   -----------------------------------------------------------
                         462,590       (119,784)    (138,231)
   -----------------------------------------------------------
   Net loss             (213,016)    (5,594,933)  (7,652,565)
   -----------------------------------------------------------
   Net loss per share
     (Note 14)         $    (.01)    $     (.11) $      (.19)
   ===========================================================
   Weighted average common
   shares outstanding  53,639,599    52,589,257   40,919,421
   ===========================================================

   See accompanying notes to financial statements


                           F-4




   VECTOR AEROMOTIVE CORPORATION

   STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                              Capital in
             Common Stock     Excess of      Accumulated
           shares     Amount  Par Value   Deficit     Total
   ---------------------------------------------------------
   Balance,
   January  1,
   1995  24,046,366 $240,463 $26,211,740(26,090,878) 361,325

   Forfeiture
     of shares
             (5,000)     (50)         50          -        -
   Issuance of
     common stock
         18,333,333  183,333   4,922,144          -5,105,477
   Issuance of
     stock option
     for cash
                  -        -     464,134          -  464,134
   Issuance of
     common stock as
     payment of
     consulting
     fees
            290,000    2,900     142,100          -  145,000
   Issuance of
     common stock
     options
     as compensation
                  -        -     133,440          -  133,440
   Net loss for
     the year
                  -      -          - (7,652,565) (7,652,565)
   -----------------------------------------------------------
   Balance,
   December 31,
   1995
         42,664,699 426,646 31,873,608(33,743,443)(1,443,189)

   Issuance of
     common stock
         10,000,000 100,000  4,104,733          -  4,204,733
   Issuance of
     stock option
     for cash
                  -       -    500,000          -    500,000
   Issuance of
     common stock
     as payment of
     consulting fees
            350,000   3,500    171,500          -      175,000
   Exercise of
     common stock
     options
            102,400   1,024     27,246          -  28,270
   Exercise of
     common stock
     warrants
            522,500   5,226    109,022          -    114,248
   Net loss for
     the year     -       -         - (5,594,933) (5,594,933)
   ----------------------------------------------------------
   Balance,
   December 31,
   1996  53,639,599 536,396 36,786,109 (39,338,376)(2,015,871)

   Net loss for
     the year     -       -          -    (213,016)  (213,016)
   -----------------------------------------------------------
   Balance,
   December 31,
   1997
     53,639,599 536,396 $36,786,109 $(39,551,392) $(2,228,887)
   ===========================================================
   See accompanying notes to financial statements.


                           F-5


   VECTOR AEROMOTIVE CORPORATION

   STATEMENTS OF CASH FLOWS


   Year ended December 31,    1997         1996         1995
   ---------------------------------------------------------

   Cash flows from operating
    activities
   Net loss              $(213,016) $(5,594,933) $(7,652,565)
   Adjustments to reconcile
   net loss to net cash used
   in operating activities:
   Depreciation & amortization
                            16,085       153,670      165,546
   Abandonment of property and
    equipment
                                 -       352,631      394,482
   Issuance of common stock
    for services                 -       175,000      145,000
   Issuance of common stock
   warrants and options for
   services                      -             -      133,440
   Loss on litigation
     settlement                  -        18,479            -
   Related party debt
     converted to
     consideration for sale of
     technology rights    (451,104)            -            -
   Increase (decrease) from
   changes in:
   Related party account
   receivable                    -             -       50,000
   Accounts
     receivable - trade    155,000      (155,000)           -
   Inventories             116,975       (10,548)    (515,213)
   Prepaid expenses and
   other assets             15,628       263,678     (262,170)
   Court bond receivable         -             -      232,803
   Accounts payable         (4,610)      627,652      970,497
   Accrued expenses         20,204       (72,569)     470,798
   Customer deposits             -       (15,000)     (25,000)
   -----------------------------------------------------------
   Net cash used in operating
   activities             (344,838)   (4,256,940)  (5,892,382)
   -----------------------------------------------------------
   Cash flows from investing activities
   Acquisition of property
   and equipment                 -       (12,217)    (610,251)
   (Increase) decrease in other
    assets                       -       180,900      (62,417)
   -----------------------------------------------------------
   Net cash provided by (used in)
   investing activities          -       168,683     (672,668)
   -----------------------------------------------------------
   Cash flows from financing activities
   Proceeds from issuance of
    note payable                 -       250,000            -
   Proceeds from loans payable to
     related party         310,974             -    1,000,000
   Exercise of stock options     -        28,270            -
   Exercise of stock warrants    -       114,248            -
   Net proceeds from the issuance
     of  common stock options    -       500,000      464,134
   Net proceeds from the issuance of
     common stock                -     3,217,233    5,105,477
   ----------------------------------------------------------
   Net cash provided by
    financing activities   310,974     4,109,751    6,569,611
   ----------------------------------------------------------
   Net increase (decrease) in
     cash and cash equivalents
                           (33,864)       21,494        4,561

   Cash and cash equivalents,
     beginning of year      33,864        12,370        7,809
   ----------------------------------------------------------
   Cash and cash equivalents
    end of year           $      -       $33,864      $12,370
   ==========================================================

   See accompanying notes to financial statements.

                           F-6









   VECTOR AEROMOTIVE CORPORATION

   Notes to Financial Statements

   1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Inventories
   -----------

   Inventories are stated at the lower of cost or market.
   Cost is determined by the first-in, first-out method.

   Property and Equipment
   ----------------------

   Property and equipment is stated at cost. Depreciation is provided over the estimated useful asset lives using the straight-line method.

   Revenue Recognition
   -------------------

   Revenues resulting from automobile sales are recognized when the automobiles are delivered. Customer deposits received in advance of delivery are recorded as a liability until revenue is recognized.

   Income Taxes
   ------------

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

   Research and Development Costs
   ------------------------------

   Research and development costs are expensed as incurred.
   During the years ended December 31, 1997, 1996 and 1995, research and development costs were approximately $-0-, $976,000 and $4,427,000, respectively.

                           F-7


   Warranty Expense
   ----------------

   The Company offers a limited 24-month warranty covering defects in material and workmanship on its Vector M12.
   Costs related to product warranty are estimated and included in cost of sales at time of sale.

   Financial Instruments
   ---------------------

   Statement of Financial Accounting Standards No. 107,
   "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1997.

   The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and equivalents, trade receivables, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

   Use of Estimates
   ----------------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.

   Impairment of Long-Lived Assets
   -------------------------------

   Statement of Financial Accounting Standards No. 121,
   "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," issued by the Financial Accounting Standards Board

                           F-8


   establishes new guidelines regarding when impairment losses on long-lived assets, which include property and equipment and certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The adoption of this standard had no material effect on the Company's financial position or results of operations.

   Recent Pronouncements
   ---------------------

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), and No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and displaying comprehensive income, its components and accumulated balances. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. Both SFAS 130 and SFAS 131 are effective for periods beginning after December 15, 1997. The Company has not determined the impact that the adoption of these new accounting standards will have on its future financial statements and disclosures.

   Reclassification
   ----------------

   Certain items have been reclassified in the 1996 and 1995 financial statements to conform to the 1997 presentation.

                           F-9


   2.  NATURE OF BUSINESS

   Vector Aeromotive Corporation (the "Company") is engaged in the design, development, manufacturing and marketing of exotic sports cars. The Company has been engineering, developing and testing the Vector M12 automobile since 1994. Limited production of the first M12s commenced in October 1995. Production of the Vector W8, the Company's first production model, ceased in 1993. The Company's vehicles are sold to dealers in the United States.

   The Company suspended operations in November 1996. On July
   22, 1997, the Company entered into a restructuring agreement (see Note 4) which resulted in the Company resuming operations on a limited basis.

   3.  GOING CONCERN CONSIDERATION

   As shown in the accompanying financial statements, the Company has experienced significant operating losses since inception. The Company's net loss for 1997 was approximately $213,000, the accumulated deficit was $39,551,000 and current liabilities exceed current assets by $1,346,000 as of December 31, 1997. The Company suspended operations in November 1996 and resumed limited operations in September 1997. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

   The Company believes that the following actions and plans will allow it to resume operations on a profitable basis and meet its obligations:

   As described in Note 4, the Company has entered into an agreement with American Dream International Limited ("American"), formerly known as Tradelink International Limited, whereby that company can invest and loan over $5,000,000 to the Company. American has options to acquire other companies whose operations may be complimentary to the Company.

   All Company activities have been consolidated into the plant in Green Cove Springs, Florida.

   As described in Note 15 to the financial statements, the Company has settled litigation which it has endured for several years. The significant

                           F-10

   effort and expense which management expended on that matter can now be directed to restoring and stabilizing operations.

   As described in Notes 9 and 10 to the financial statements, the Company has agreements to restructure its debt to a formerly affiliated company by exchanging it for preferred stock.

   The Company resumed operations with a small group of part-time employees and consultants. The Company sold three vehicles to customers as of December 31, 1997. Operating costs have been reduced significantly from 1996 levels and are anticipated to grow at a level commensurate with production and sales.

   The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets and classification of liabilities that would result if the Company is unable to continue as a going concern.

   4.  RESTRUCTURING AGREEMENT

   On July 22, 1997, the Company entered into an agreement with American whereby the Company granted an option to American to purchase 60,000,000 shares of the Company's unissued common stock for $1,250,000 ($.0208 per share). The 60,000,000 shares have demand registration rights. American also agreed to loan the Company up to $3,750,000 under two lending agreements. Exercise of the option is contingent upon several factors, including the successful resolution of the litigation with the Company's former President (see Note 15) and obtaining clear title to the loan collateral. As of February 28, 1998, American has not exercised its options. The Company valued these options based on their estimated fair market value as of July 22, 1997.

   Line of Credit "1" provides for advances up to $1,250,000 and bear interest at 2% over the prime rate. Advances can be used by the lender as part of its purchase price of the Company's common stock as described in the preceding paragraph and, in certain circumstances, can be converted to a ten-year term loan with interest at 10%. Unconverted balances ($310,974 at December 31, 1997) are due on demand.

                           F-11


   Line of Credit "2" provides for advances up to $2,500,000 with interest at 2% over the prime rate and is due on demand.

   Both lines are collateralized by substantially all of the Company's assets.

   At the same time, the Company, American and V'Power entered into an option agreement whereby V'Power has agreed to vote their shares (37,333,333 shares) for directors designated by American comprising a majority of the Board of Directors of the Company for a period of ten years after July 22, 1997, or if the option is not exercised, for as long as any unpaid amounts under the loan agreements noted above remain outstanding. The Company valued these options based on their estimated fair market value as of July 22, 1997.

   Subject to various terms and conditions, V'Power has granted an option to American to purchase any and all Vector shares owned by V'Power or its affiliates. The option is exercisable beginning six months from the date that American exercises its option to purchase the Company's stock for a period of four years. American may purchase any or all of the V'Power common stock at 70% of the market price, as defined, of the shares.

   As of February 28, 1998, American has not exercised its option.

                           F-12


   5.  INVENTORIES

   Inventories are summarized as follows:

   December 31,                         1997        1996
   ------------------------------------------------------

   Raw materials                     $162,573    $223,666
   Work-in-process                    112,963      48,666
   Finished goods                     164,101     284,280
   ------------------------------------------------------
                                     $439,637    $556,612
   ======================================================

   During 1996, replacement parts with a carrying value of approximately $255,500 were transferred to the former President as part of a settlement of a lawsuit with the former President (see Note 15). During 1995, a discontinued Vector W8, included in finished goods inventory, and related replacement parts were written down to estimated fair market value.

   6.  PROPERTY AND EQUIPMENT

   Property and equipment are summarized as follows:

                              Useful
   December 31,               Lives        1997      1996
   ------------------------------------------------------

   Leasehold improvements    5 years   $22,260    $22,260
   Tooling                   5 years    75,000     75,000
   Machinery and equipment   5 years   328,359    328,359
   Office equipment          5 years     8,263      8,263
   Computers                 3 years    27,536     27,536
   ------------------------------------------------------
                                       461,418    461,418
   Less accumulated depreciation       353,504    337,419
   ------------------------------------------------------
                                     $107,914    $123,999
   ======================================================

   The Company recorded an impairment loss of $330,371 related to capitalized tooling in December 1996. The impairment resulted from the suspension of operations of the Company in November 1996 and the related reduction in expected future cash flows for which capitalized tooling costs would be recovered. In determining the amount of the impairment, management estimated the fair value of the tooling upon the resumption of operations in 1997 by considering replacement costs and expected future cash flows.

                           F-13


   7.  ACCRUED EXPENSES

   Accrued expenses consist of the following:

   December 31,                            1997         1996
   ---------------------------------------------------------
   Compensation and employee benefits   $106,205     $151,920
   Interest                               36,126        6,975
   Legal settlement                      218,000      218,000
   Warranty                               35,000       20,000
   Other                                 126,378      104,610
   ----------------------------------------------------------
                                        $521,709     $501,505
   ==========================================================


   8.  NOTES PAYABLE

   Notes payable consist of following:

   December 31,                            1997    1996

   Unsecured convertible note payable
   to an individual bearing interest
   at 9%, due currently. Convertible
   into shares of common stock at the
   option of the holder at a conversion
   rate of 90% of the fair market value
   of the Company's common stock at
   the date of conversion.             $250,000  $250,000


   Total notes payable                 $250,000  $250,000

                           F-14


   9. PREFERRED STOCK

   During 1997, the Company designated 9,927 shares of its preferred stock as Series A cumulative preferred stock (Series A Stock). Upon issuance, Series A Stock will be redeemable at a redemption price of $100 per share plus any accumulated and unpaid dividends beginning nine months after the stock is issued. The Company may redeem the Series A stock at any time at the redemption price plus any accumulated unpaid dividends. The Series A Stock will have rights senior to any other security currently issued by the Company and will be classified as a liability on the Company's balance sheet. Dividends will be cumulative and are payable on a quarterly basis. The dividend rate is based on the current LIBOR rate as defined in the agreement. As of December 31, 1997, no preferred stock has been issued by the Company.

   So long as any Series A is outstanding, the Company may not declare any dividend, make a distribution, or purchase, acquire or set aside any money for the purchase or redemption of any shares of stock with rights junior to the Series A Stock unless all Series A dividends have been paid or duly provided for and all amounts with respect to the mandatory redemption provisions of the Series A stock have been paid or duly provided for.

   Upon liquidation of the Company for any reason, the holders of the Series A Stock are entitled to be paid out of the assets available for distribution to its shareholders before any payment to other security holders are made. The amounts to be paid to the Series A stockholders shall include all unredeemed shares at $100 per share plus all accumulated and unpaid dividends.

   Under certain circumstances generally related to the sale of all of the Company's assets or merger or consolidation of the Company, the holders of the Series A securities may require the Company to redeem all or any portion of the outstanding Series A Stock.

   The holders of the Series A Stock have no voting power unless dividends remain unpaid for a period of one and one-half years, at which time the Series A holders may vote for the election of up to two directors.

                           F-15


   10.  RELATED PARTY TRANSACTIONS

   Technology Rights
   -----------------

   On July 22, 1997, the Company agreed to sell V'Power certain technology rights for $500,000, comprised of $451,104 owed to V'Power by the Company and a cash payment of $48,896 by V'Power to the Company.

   Debt to Related Party
   ---------------------

   As part of the July 22, 1997 restructuring, the Company entered into a debt conversion and preferred stock agreement with Lamborghini S.p.A. and Lamborghini U.S.A. (collectively Lamborghini). Under the terms of the agreement, Lamborghini agreed to forbear any action to collect Vector's indebtedness of $992,700 and would convert the indebtedness to Series A preferred stock upon American's execution of its option to acquire 60,000,000 shares of Vector's common stock. The Series A preferred stock would be redeemable beginning nine months after the stock is issued at $10,000 per month for eight months and 12 substantially equal monthly installments thereafter.

                           F-17


   11.  STOCK OFFERINGS

   The Company has entered into share purchase agreements with V'Power Corporation ("V'Power") as follows:

                                January 24,      January 6,
                                      1996             1995
   --------------------------------------------------------
   Shares purchased             10,000,000       18,333,333

   Price per share                    $.45             $.30

   Options granted:
   Shares                       50,000,000       50,000,000

   Exercise price per share           $.45             $.43

   Payment for option             $500,000         $500,000

   Offering costs
   netted with proceeds           $295,267         $430,389
   ========================================================

   All common stock options expired one year after the date of issuance. The 1996 option expired on January 24, 1997.

   V'Power purchased the 1996 stock and stock option for $5,000,000 ($4,000,000 in cash and a $1,000,000 offset of a note payable by the Company to V'Power).

   12.  STOCK OPTIONS AND WARRANTS

   The Company has three incentive stock option plans for key officers and employees, three nonqualified stock option plans for officers, employees, directors and consultants and an omnibus stock plan for employees, consultants and directors that has issued stock options and is authorized to issue restricted and unrestricted common stock and stock appreciation rights. The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for the options and stock appreciation rights. Under APB Opinion 25, if options are granted or extended at exercise prices less than fair market value, compensation expense is recorded for the difference between the grant price and the fair market value.

   The options are generally exercisable over nine years beginning one year from the date of grant. The plans at December 31, 1997 are summarized as follows:

                                        Options
                             Options  Available     Options
   Plan Description         Approved  for Grant Exercisable
   --------------------------------------------------------
   1988 incentive plan        40,000     40,000          -
   1988 nonqualified         120,000    106,000          -
   1990 incentive plan       100,000    100,000          -
   1990 nonqualified         100,000       -             -
   1992 incentive plan       150,000    150,000          -
   1992 nonqualified         150,000    150,000          -
   1994 omnibus plan       2,500,000  2,368,600     95,000
   --------------------------------------------------------
                           3,160,000  2,914,600     95,000
   ========================================================

   Statement of Financial Accounting Standards No. 123 (FAS
   123) "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value based method prescribed in FAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: no dividend yield, volatility ranging

                           F-18

   from 55% to 73%, risk-free interest rates ranging from 4.2% to 6.4% and expected lives ranging from one to three years.

   Under the accounting provisions of FASB Statement 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

   December 31,            1997         1996       1995

   Net loss
   As reported        $(213,016) ($5,594,933)$(7,652,565)
   Pro forma           (213,016)  (5,594,933) (7,677,585)

   Loss per common share

   As reported            $(.01)       $(.11)      $(.19)
   Pro forma               (.01)        (.11)       (.19)

   Changes in stock options outstanding within the above plans and nonplan options (see Note 17) are summarized as follows:

                           Weighted-Average Weighted-Average
                             Exercise Price  Fair Value of
                        Shares   Per Share Options Granted
   --------------------------------------------------------
   Outstanding,
   December 31, 1994    288,000      $.22            $ -

   Granted -
   less than market     834,000       .38             .19
   Granted -
   over market          500,000      1.11               -
   --------------------------------------------------------
   Outstanding,
   December 31, 1995  1,622,000      $.76            $ -

   Exercised           (102,400)      .30              -
   Expired             (850,000)      .49              -
   -------------------------------------------------------
   Outstanding,
   December 31, 1996    669,600       .61              -

   Expired             (574,600)      .85              -
   -------------------------------------------------------
   Outstanding,
   December 31, 1997     95,000      $.38             $ -
   =======================================================

   The remaining options are held by a director of the Company and expire in 2004.

                           F-19


   The following table summarizes information about fixed stock options outstanding at December 31, 1997:


              Options Outstanding         Options Exercisable
         -------------------------------- -------------------
                     Weighted

                     Average     Weighted-           Weighted-
         Number      Remaining   Average    Number    Average
   Range Outstanding Contractual Exercise Exercisable Exercise
   of    at 12/31/97 Life        Price    at 12/31/97 Price
   Exercise
   Prices
   -----------------------------------------------------------
   $.38      95,000      7.6         $.38      95,000     $.38
   ===========================================================
   Common Stock Options Issued as Compensation

   During the years ended December 31, 1995 and September 30, 1994, compensation expense of $133,440 and $37,188, respectively, was recognized on common stock options granted at less than fair market value. All such vested options were recorded as additional paid-in capital. No compensation expense related to stock options was recorded for the year ended December 31, 1996 since no options were granted.

   Stock Warrants
   --------------

   At December 31, 1997, the Company had common stock warrants exercisable and outstanding summarized as follows:

                            Number of     Exercise
   Expiration Date           Warrants        Price
   -----------------------------------------------
   November 18, 1998          477,500        $.22
   ===============================================

   During 1996, the expiration date for 6,150,000 warrants was extended to November 12, 1997, at which time they expired. In addition, 522,500 common stock warrants were exercised in 1996 at $.22 per share and 1,800,000 common stock warrants with exercise prices ranging from $1.00 to $1.50 expired in 1996.

                           F-20


   Common Shares Reserved
   ----------------------

   At December 31, 1997, the Company had reserved common stock for the following purposes:


   ------------------------------------------
   Stock option plans               3,009,600
   American Dream stock options    60,000,000
   Warrants                           477,500
   ------------------------------------------
   Total common shares reserved    63,487,100
   ==========================================

                           F-21


   13.  INCOME TAXES

   Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes," requires an assets and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The components of the net deferred tax assets consist of the following:

                                    1997            1996
   -----------------------------------------------------
   Deferred tax assets:
   Net operating loss
    carry forwards           $13,164,000     $12,954,000
   Tax credit carry forwards     777,000         777,000
   Bad debts                           -         179,000
   Litigation accrual             82,000          82,000
   Asset write-offs                    -          76,000
   Inventory overhead                  -          71,000
   Compensation from
    stock options                 50,000          50,000
   Depreciation                        -          49,000
   -----------------------------------------------------
   Gross deferred
    income tax assets         14,373,000      14,238,000
   Valuation allowance       (14,373,000)    (14,238,000)
   ------------------------------------------------------
   Total deferred
    income tax assets        $         -     $         -
   ======================================================

   The Company had unused net operating losses for income tax purposes, expiring in various amounts from 2003 through 2012, of approximately $35,800,000 at December 31, 1997 for carry forward against future years' taxable income. The Company has research and development tax credit carry forwards of approximately $777,000 which expire between 2005 and 2008. However, as a result of the Company's stock offerings (see Note 11), these NOLs will be limited each year under the provisions of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended.

   The tax benefit of these losses has been offset by a valuation allowance since management cannot determine that it is more likely than not it will be realized. The valuation allowance decreased by $164,000 and increased by $1,463,000 during the years ended December 31, 1997, and 1996, respectively.


                           F-22

   14.  NET LOSS PER SHARE

   The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international earnings-per-share standards. This statement replaces the presentation of primary EPS and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS reflects the potential dilution of securities that could share in the earnings. The adoption of this standard had no effect on the financial statements.

   Net loss per share was calculated based on the weighted average shares outstanding during the year. The effect of outstanding stock options representing 95,000; 669,600; and 288,000 shares and warrants representing 477,500; 6,627,500; and 8,950,000 shares as of December 31, 1997,
   1996 and 1995 and 500,000 units representing 1,000,000
   shares of common stock as of December 31, 1995 was not included in the calculations as their effect was antidilutive.

   15.  LITIGATION

   Since 1993, the Company has been involved in lawsuits with its former President. Both sides filed various claims for monetary damages.

   Effective December 19, 1996, the lawsuits were settled.
   Vector exchanged various assets for a note payable to the former President. This settlement was recorded at the following approximate book values:

   ---------------------------------------------------
   Parts inventory for W8                     $440,700
   Loss valuation allowance                   (185,204)
   Note payable and accrued interest          (237,017)
   ---------------------------------------------------
   Net charge to 1996 operations               $18,479
   ===================================================

   All claims for unpaid notes, rent, compensation, etc. have been dropped by both the Company and the former President.

                           F-23

   The Company faces several lawsuits primarily related to unpaid vendors. Additionally, complaints have been filed by two former automotive dealers for the Company. The Company believes adequate provision has been made for any judgments that may be awarded against the Company.

   Legal fees totaled $122,168, $179,078 and $546,101 for the years ended December 31, 1997, 1996 and 1995, respectively.
   The 1996 and 1995 fees were paid primarily to a director or his law firm.

   16.  LEASES

   Leases
   ------

   Prior to suspending operations, the Company had leased facilities from related parties. Rental expense incurred under related party leasing arrangements totaled $-0-, $78,936 and $93,546 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company presently leases office space and its manufacturing facility from an unrelated party in Green Cove Springs, Florida under a month-to-month lease at a cost of $6,075 per month.

   17.  COMMITMENTS

   Consulting Agreements
   ---------------------

   The Company entered into an agreement in 1995 with a consulting firm to perform certain services for the Company in exchange for i) $30,000 in cash, ii) 640,000 shares of Company common stock (290,000 of which were issued in 1995 and 350,000 of which were issued in April 1996) and iii) options to purchase 500,000 shares of common stock at prices ranging from $.50 to $1.75 per share. The options issued under the agreement have expired. The fair market value of the common stock issued was recorded as consulting expense.

   The Company paid $150,000 to a related company for consulting services performed during 1995.

   The Company resumed operations subsequent to the July 22, 1997 restructuring agreement. The Company was operated primarily by consultants during 1997. These consultants did not have written contracts with the Company and were retained on a month-to-month basis.

                           F-24


   18.  SUPPLEMENTAL CASH FLOW INFORMATION

   For purposes of the statement of cash flows, all highly liquid investments with a maturity date of three months or less are considered to be cash equivalents.

   December 31,                    1997        1996   1995
   -------------------------------------------------------
   Cash paid for interest       $     - $    23,907     $-
   Cash paid for income taxes         -           -      -

   Noncash operating, financing and investing activities:

   Increase in accounts payable
   related party subsequently
   included in consideration for
   technology sale               27,697           -      -
   Payment of notes payable through
   issuance of common stock
   (see Note 11)                      -   1,000,000      -
   Write-off of assets and
   liabilities associated
   with the settlement of
   litigation with the Company's
   former President (see Note 15)     -     237,017      -
   ========================================================
                           F-25



   Report of Independent Certified Public Accountants on Financial Statement Schedule

   Board of Directors
   Vector Aeromotive Corporation
   Green Cove Springs, Florida
   The audits referred to in our report to Vector Aeromotive Corporation dated February 28, 1998, which is contained in
   Item 14(a)(1) of this Form 10-K included the audits of the schedule listed under Item 14(a)(2) for each of the years ended December 31, 1997, 1996 and 1995. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

   In our opinion, such schedule presents fairly, in all material respects, the information set forth therein.



   BDO SEIDMAN, LLP

   Orlando, Florida
   February 28, 1998

                           S-1


   VECTOR AEROMOTIVE CORPORATION
   SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

     Column A   Column B    Column C   Column D  Column E
     --------   --------    --------   --------  --------
                            Additions
               Balance at  Charged to           Balance at
                Beginning   Costs and              End of
   Description    of Year    Expenses Deductions     Year
   ------------------------------------------------------
   Year ended
   December 31, 1997
   Reserve for loss
   contingency       $ -     $      -      $  -      $  -
   ------------------------------------------------------
   Year ended
   December 31, 1996
   Reserve for loss
   contingency  $185,024(A)  $      -  $185,024      $  -
   ------------------------------------------------------
   Year ended
   December 31, 1995
   Reserve for loss
   contingency  $154,187     $ 30,837  $      -  $185,024(A)
   ======================================================

   Represents a reserve for inventory obsolescence.


                           S-2